Exhibit 99.1

G-III APPAREL GROUP, LTD.

For:	G-III Apparel Group, Ltd.

Contact: Investor Relations James Palczynski (203) 682-8229

G-III Apparel Group, Ltd. Wayne S. Miller, Chief Operating Officer (212) 403-0500

G-III APPAREL GROUP, LTD. ANNOUNCES FOURTH QUARTER

AND FULL-YEAR FISCAL 2008 RESULTS

— Net Sales for the Year Increased 21.5 % to $518.9 million —

— Net Income for the Year Increased to $17.5 million, or $1.05 per diluted share, from $13.2 million, or $0.94 per diluted share —

— Adjusted Net Income Per Diluted Share for the Year Increased to $1.14 from $0.87 -

— Adjusted Net Income Per Diluted Share for the Fourth Quarter Increased to $0.15 from $0.03 —

New York, New York – March 31, 2008 — G-III Apparel Group, Ltd. (Nasdaq: GIII) today announced operating results for the fourth quarter and full-year of fiscal 2008.

For the fiscal year ended January 31, 2008, G-III reported net sales increased by 21.5% to $518.9 million from $427.0 million last year and net income per diluted share increased to $1.05 from $0.94 last year. There were 16,670,000 weighted shares outstanding for fiscal 2008 compared to 13,982,000 for fiscal 2007.

For the three-month period ended January 31, 2008, G-III reported that net sales increased by 30.2% to $128.7 million from $98.8 million during the comparable period last year and net income per diluted share increased to $0.06 from $0.03 during the comparable period last year. There were 16,873,000 weighted average shares outstanding for the three months ended January 31, 2008 compared to 14,954,000 for the comparable period last year.

The Company noted that fourth quarter and fiscal 2008 results were affected by three different non-recurring items:

•

The Company incurred a $3.0 million pre-tax charge in cost of sales, equal to $0.11 per diluted share, to reflect losses with respect to financing that the Company guaranteed related to purchase commitments by one of its vendors. The vendor is no longer in business.

•	The Company incurred a $720,000 pre-tax charge in cost of sales, equal to $ .03 per diluted share, related to the termination of the Sean John junior sportswear license.

•

The Company realized a pre-tax gain of $860,000 included in selling general and administrative costs , equal to $0.05 per diluted share, related to the reversal of expense reserves no longer deemed necessary that were recorded in connection with the December 2002 close-down of its Indonesian production facility.

The prior year’s results included the reversal of tax reserves of approximately $950,000, equal to $0.07 per diluted share. Excluding all of these non-recurring items, the Company had adjusted net income per diluted share of $0.15 for the three-months ended January 31, 2008 compared to adjusted net income per diluted share of $.03 during the comparable period in fiscal 2007. For the fiscal year ended January 31, 2008, G-III’s adjusted net income per diluted share was $1.14, compared to adjusted net income per diluted share of $0.87 for fiscal 2007. A reconciliation of adjusted net income per diluted share to net income per diluted share in accordance with GAAP is included in a table accompanying the condensed financial statements in this release.

For the twelve-month period ended January 31, 2008, EBITDA increased 17.0% to $37.8 million from $32.3 million. EBITDA should be evaluated in light of the Company’s financial results prepared in accordance with GAAP. A reconciliation of EBITDA to net income in accordance with GAAP is included in a table accompanying the condensed financial statements in this release.

Morris Goldfarb, G-III’s Chairman and Chief Executive Officer, said, “We had a solid fourth quarter and finished fiscal 2008 on a strong note. We saw good momentum in a number of our businesses, including some of our outerwear fashion brands and also in non-outerwear categories, particularly in our dress businesses. While there is no question that the retail environment has been somewhat challenging and is expected to remain that way, we are pleased with what we have accomplished and with our outlook going forward.”

Mr. Goldfarb continued, “In addition to our financial results, we have made great progress in strategically positioning our business for the future. Our acquisition last month of Andrew Marc provides us with a sought-after luxury brand, an expanded mid-tier presence through the Levi’s and Dockers licenses, and opportunities for incremental leverage and economies of scale. Perhaps more importantly, we believe that the Andrew Marc brand is an exceptional one that will prove capable of expansion into a number of additional product categories.”

Mr. Goldfarb concluded, “As we look forward to fiscal 2009, we are excited to continue our transformation to a business that can ultimately be profitable all year-round. Never in our history have we had such financial strength, so many growth opportunities, or the depth of talent and experience that we enjoy at all levels of the organization.”

Outlook

The Company is forecasting net sales of approximately $60 million for its first fiscal quarter ending April 30, 2008, compared to $35.1 million in last year’s first fiscal quarter. The Company is also forecasting a net loss of $7.7 million to $ 8.5 million, or between $0.47 and $0.51 per share, compared to a net loss of $6.4 million, or $0.42 per share, in last year’s first fiscal quarter. The first quarter historically results in seasonal losses and the increase in the forecasted first quarter loss is attributable to our acquisition of Andrew Marc, which experiences seasonality similar to the rest of our business. We expect that the Andrew Marc acquisition will be accretive for the full fiscal year ending January 31, 2009.

About G-III Apparel Group, Ltd.

G-III Apparel Group, Ltd. is a leading manufacturer and distributor of outerwear and sportswear under licensed brands, private labels and our own brands. The Company has fashion licenses, among others, under the Calvin Klein, Sean John, Kenneth Cole, Cole Haan, Guess?, Jones New York, Nine West, Ellen Tracy, House of Dereon, IZOD, Tommy Hilfiger, Levi’s and Dockers brands and sports licenses with the National Football League, National Basketball Association, Major League Baseball, National Hockey League, Touch by Alyssa Milano and more than 100 U.S. colleges and universities. G-III works with leading retailers in developing product lines to be sold under its own proprietary private labels. Company-owned brands include, among others, Andrew Marc, Marc New York, Marvin Richards, G-III, Jessica Howard, Eliza J., Industrial Cotton, Black Rivet, Siena Studio, Colebrook, G-III by Carl Banks, Winlit, NY 10018 and La Nouvelle Renaissance.

Safe Harbor Language

Statements concerning G-III’s business outlook or future economic performance, anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters are “forward-looking statements” as that term is defined under the Federal Securities laws. Forward-looking statements are subject to risks, uncertainties and factors which include, but are not limited to, reliance on licensed product, reliance on foreign manufacturers, the nature of the apparel industry, including changing customer demand and tastes, seasonality, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, possible disruption from acquisitions and general economic conditions, as well as other risks detailed in G-III’s filings with the Securities and Exchange Commission. G-III assumes no obligation to update the information in this release.

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

(NASDAQ:GIII)

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	1/31/08	1/31/07	1/31/08	1/31/07
Net sales	$128,676	$98,842	$518,868	$427,017
Cost of sales	98,757	73,151	379,417	311,470
Gross profit	29,919	25,691	139,451	115,547
Selling, general and administrative expenses	26,650	21,791	101,669	83,258
Depreciation and amortization	1,292	1,131	5,427	4,431
Operating profit	1,977	2,769	32,355	27,858
Interest and financing charges, net	854	1,789	3,158	6,362
Income before income taxes	1,123	980	29,197	21,496
Income tax expense	56	462	11,707	8,307
Net income	$1,067	$518	$17,490	$13,189
Income per common share:
Basic	$0.06	$0.04	$1.09	$1.00
Diluted	$0.06	$0.03	$1.05	$0.94
Weighted average shares outstanding:
Basic	16,424,000	14,093,000	16,119,000	13,199,000
Diluted	16,873,000	14,954,000	16,670,000	13,982,000

	At Jan. 31, 2008	At Jan. 31, 2007
Balance Sheet Data (in thousands):
Cash	$38,341	$12,026
Working Capital	120,996	81,858
Inventory	59,934	38,111
Total Assets	236,400	173,530
Total Shareholders’ Equity	$173,874	$115,642

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

RECONCILIATION OF EBITDA TO ACTUAL NET INCOME

(in thousands)

(Unaudited)

	Twelve Months Ended January 31, 2008	Twelve Months Ended January 31, 2007
EBITDA, as defined	$37,782	$32,289
Depreciation and amortization	5,427	4,431
Interest and financing charges, net	3,158	6,362
Income tax expense	11,707	8,307
Net income	$17,490	$13,189

EBITDA is a “non-GAAP financial measure” which represents earnings before depreciation and amortization, interest and financing charges, net, and income tax expense. EBITDA is being presented as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry. EBITDA should not be construed as an alternative to net income as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities as a measure of the Company’s liquidity, as determined in accordance with generally accepted accounting principles.

RECONCILIATION OF ADJUSTED NET INCOME PER SHARE TO ACTUAL NET

INCOME PER INCOME SHARE

(Unaudited)

	Three Months Ended January 31, 2008	Three Months Ended January 31, 2007	Twelve Months Ended January 31, 2008	Twelve Months Ended January 31, 2007
Adjusted net income per share, as defined	$0.15	$0.03	$1.14	$0.87
Vendor guaranty charge	(0.11)		(0.11)
Contract termination charge	(0.03)		(0.03)
Expense reserve reversal	0.05		0.05
Reversal of tax reserves				0.07
Net income per share	$0.06	$0.03	$1.05	$0.94

In addition to providing financial results in accordance with GAAP, this press release provides non-GAAP adjusted net income per diluted share that excludes certain non-recurring items and is therefore not calculated in accordance with GAAP. Management believes that this non-GAAP financial measure provides useful supplemental information to both management and investors by excluding items that the Company believes are not indicative of the Company’s core operating results. The Company believes that this non-GAAP information enhances management’s and investors’ ability to evaluate the Company’s net income per diluted share as well as to compare it with historical net income per diluted share. This non-GAAP financial information should be considered in addition to, and not as a substitute for or as being superior to, net income or other measures of financial performance prepared in accordance with GAAP. A reconciliation of this non-GAAP information to the Company’s results in accordance with GAAP is included in the above table.